Exhibit 99.1

RenaissanceRe Reports Net Income of $122.6 Million for the Fourth Quarter of 2010 or $2.23 Per Diluted

Common Share; Operating Income of $189.1 Million or $3.47 Per Diluted Common Share

Annual Net Income of $702.6 Million for 2010 or $12.31 Per Diluted Common Share; Annual Operating

Income of $536.4 Million or $9.32 Per Diluted Common Share

Pembroke, Bermuda, February 8, 2011 — RenaissanceRe Holdings Ltd. (NYSE: RNR) today reported net income available to RenaissanceRe common shareholders of $122.6 million or $2.23 per diluted common share in the fourth quarter of 2010, compared to $211.8 million or $3.38 per diluted common share, in the fourth quarter of 2009. Operating income available to RenaissanceRe common shareholders was $189.1 million for the fourth quarter of 2010, or $3.47 per diluted common share, compared to $177.7 million, or $2.82 per diluted common share, in the fourth quarter of 2009. The Company reported an annualized return on average common equity of 14.6% and an annualized operating return on average common equity of 22.5% in the fourth quarter of 2010, compared to 27.1% and 22.7%, respectively, in the fourth quarter of 2009. For the year, the Company reported a 21.7% return on average common equity and a 16.5% operating return on average common equity, compared to 30.2% and 27.6%, respectively, for 2009. See Comments on Regulation G for a reconciliation of non-GAAP measures.

Book value per common share increased $2.01, or 3.3%, in the fourth quarter of 2010 to $62.58, compared to a 5.0% increase in the fourth quarter of 2009. For the year, book value per common share increased $10.90, or 21.1%, compared to a 33.4% increase in 2009.

Neill A. Currie, CEO, commented: “I am pleased to report strong earnings for the full year, despite softening market conditions in many lines and a number of significant catastrophic events that took place around the world. We reported $702.6 million of net income for the year, an operating ROE of 16.5% and over 21% growth in book value per common share. Robust underwriting profits, solid investment results and disciplined execution by our team contributed to these results.”

Mr. Currie added: “During the year, we completed a strategic review of our U.S.-based insurance operations which ultimately culminated in our announced sale of these operations. The sale is expected to close in early 2011. This decision reflects our commitment to being nimble and sharpens our focus on being a leading underwriter of low frequency, high-severity risks.”

DISCONTINUED OPERATIONS AND SEGMENTS

Discontinued Operations

On November 18, 2010, the Company entered into a definitive stock purchase agreement (the “Stock Purchase Agreement”) with QBE Holdings, Inc. (“QBE”) to sell substantially all of its U.S.-based insurance operations, including its U.S. property and casualty business underwritten through managing general agents, its crop insurance business underwritten through Agro National Inc., its commercial property insurance operations and its claims operations. The Company has classified the assets and liabilities associated with this transaction as held for sale. The financial results for these operations have been presented as discontinued operations in the Company’s statements of operations for all periods presented. Except as explicitly described as held for sale or as discontinued operations, and unless otherwise noted, all amounts presented in this earnings release and the Company’s financial supplement relate to the Company’s continuing operations.

Consideration for the transaction is book value at December 31, 2010, for the aforementioned businesses, currently estimated to be $283.4 million, payable in cash at closing and subject to adjustment for certain tax and other items. The transaction is expected to close in early 2011 and is subject to regulatory approvals and customary closing conditions.

Segments

In conjunction with the sale of the Company’s U.S.-based insurance operations, the Company has changed its reportable segments. The Company now has three reportable segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain property catastrophe and specialty joint ventures managed by the Company’s ventures unit, (2) Lloyd’s, which includes reinsurance and insurance business written through RenaissanceRe Syndicate 1458 (“Syndicate 1458”), and (3) Insurance, which includes the operations of the Company’s former Insurance segment that are not being sold pursuant to the Stock Purchase Agreement with QBE. Previously, the Company’s Lloyd’s unit was included in the Company’s Reinsurance segment and the underwriting results associated with the Company’s discontinued operations were included in the Company’s Insurance segment. All prior periods presented have been reclassified to conform to this new presentation.

FOURTH QUARTER 2010 HIGHLIGHTS

Underwriting Results

Gross premiums written for the fourth quarter of 2010 were $31.2 million, a $31.0 million increase from the fourth quarter of 2009, principally reflecting a $28.2 million and an $8.6 million increase in the Company’s Reinsurance and Lloyd’s segments, respectively, and partially offset by a $9.4 million decrease in the Company’s Insurance segment, as described in more detail below. The Company generated $152.2 million of underwriting income and had a combined ratio of 19.8% in the fourth quarter of 2010, compared to $170.7 million of underwriting income and a combined ratio of 13.0% in the fourth quarter of 2009. The strong underwriting results in the fourth quarter of 2010 were primarily driven by a low level of insured catastrophes combined with $72.7 million of favorable development on prior year reserves in the quarter. As discussed in more detail below, the favorable development was principally driven by the catastrophe unit.

Included in the Company’s underwriting results for the fourth quarter of 2010, and as detailed in the table below, is an increase in the Company’s estimated net claims and claims expenses associated with the New Zealand earthquake which occurred in the third quarter of 2010. The Company has increased its estimated net negative impact from this event from $73.6 million at September 30, 2010 to $128.1 million at December 31, 2010, an increase of $54.5 million or 74.0%. The increase was principally driven by an increase in the estimated number of underlying claims associated with the event. In addition, during the fourth quarter of 2010, the Company revised its estimates of net claims and claims expenses associated with the Chilean earthquake and European windstorm Xynthia (“Xynthia”), both of which occurred in the first quarter of 2010. As detailed in the table below, the impact of these revised estimates was a reduction in net negative impact of $22.6 million and $15.8 million for the Chilean earthquake and Xynthia, respectively. Net (negative) positive impact includes the sum of estimates of net claims and claim expenses incurred, earned reinstatement premiums assumed and ceded, lost profit commissions, redeemable noncontrolling interest, and for the New Zealand earthquake, equity in net claims and claim expenses of Top Layer Reinsurance Ltd. (“Top Layer Re”).

The Company’s estimate of losses from the New Zealand and Chilean earthquakes (the “2010 earthquakes”) are based on initial industry insured loss estimates, market share analysis, the application of the Company’s modeling techniques, reported claims information from cedants and a review of the Company’s in-force contracts. Given the preliminary nature of the information available, the magnitude and relatively recent occurrence of these events, the expected lengthy duration of the claims development period characteristic of earthquake events, and other factors and uncertainties inherent in loss estimation, meaningful uncertainty remains regarding losses from these events and the Company’s actual ultimate net losses from these events will vary from these estimates, perhaps materially. Changes in these estimates will be recorded in the period in which they occur.

The following is supplemental financial data regarding the net financial statement impact on the Company’s consolidated results for the fourth quarter of 2010 due to the New Zealand earthquake, the Chilean earthquake and Xynthia (collectively the “2010 events”):

	Three months ended December 31, 2010
(in thousands, except ratios)	New Zealand Earthquake	Chilean Earthquake	Xynthia	Total

Net claims and claim expenses incurred	$(56,220)	$29,746	$22,445	$(4,029)

Net reinstatement premiums earned	(2,992)	(1,492)	(2,411)	(6,895)
Lost profit commissions	(3,097)	1,245	801	(1,051)

Net impact on underwriting result	(62,309)	29,499	20,835	(11,975)
Equity in losses of Top Layer Re	(11,889)	—	—	(11,889)
Redeemable noncontrolling interest - DaVinciRe	19,710	(6,902)	(5,041)	7,767

Net (negative) positive impact	$(54,488)	$22,597	$15,794	$(16,097)

Percentage point impact on consolidated combined ratio	31.1	(16.1)	(11.8)	3.3

Net (negative) positive impact on Reinsurance segment underwriting result	$(58,404)	$29,499	$20,835	$(8,070)
Net negative impact on Lloyd’s segment underwriting result	(3,905)	—	—	(3,905)

Net (negative) positive impact on underwriting result	$(62,309)	$29,499	$20,835	$(11,975)

Reinsurance Segment

Gross premiums written for the Company’s Reinsurance segment were $17.9 million in the fourth quarter of 2010, compared to negative $10.2 million in the fourth quarter of 2009, an increase of $28.2 million. The increase is primarily due to a $23.6 million increase in gross premiums written in the Company’s catastrophe reinsurance unit, combined with a $4.6 million increase in gross premiums written in the Company’s specialty reinsurance unit. The increase in gross premiums written in the Company’s catastrophe reinsurance unit is primarily due to the non-recurrence of significant negative premium adjustments in the fourth quarter of 2009, which were driven by estimated decreases in the amount of premium underlying ceding companies had written in 2009 and credit-related issues with certain ceding companies which experienced significant financial difficulty in the fourth quarter of 2009. Gross premiums written in the Company’s catastrophe unit were reduced in the fourth quarter of 2010 due to $9.5 million of negative reinstatement premiums as a result of reduced loss estimates on certain large losses, principally the 2010 events, and $4.4 million related to negative premium adjustments. The Company’s Reinsurance segment premiums are prone to significant volatility due to the timing of contract inception and also due to the business being characterized by a relatively small number of relatively large transactions.

The Reinsurance segment generated $168.4 million of underwriting income and had a combined ratio of 12.5% in the fourth quarter of 2010, compared to $178.5 million and 7.8%, respectively, in the fourth quarter of 2009. The Reinsurance segment experienced $38.4 million of current accident year net claims and claim expenses in the fourth quarter of 2010, compared to $18.2 million of current accident year losses in the fourth quarter of 2009, with the $20.2 million increase principally due to estimated net claims and claims expenses related to tropical storm Tasha of $15.1 million and $3.0 million in the Company’s catastrophe and specialty units, respectively, and higher attritional losses in the Company’s specialty unit. In addition, the Reinsurance segment current accident year net claims and claim expenses in the fourth quarter of 2010 includes $52.3 million of net claims and claim expenses related to the New Zealand earthquake, partially offset by decreases in net claims and claim expenses of $29.7 million and $22.4 million related to the Chilean earthquake and Xynthia, respectively. The Reinsurance segment experienced $65.7 million of favorable development on prior year reserves in the fourth quarter of 2010, which includes $49.0 million related to the Company’s catastrophe reinsurance unit, principally attributable to a reduction in ultimate net losses associated with the 2005 Buncefield Oil Depot loss of $25.2 million, the 2005 and 2008 hurricanes of $6.6 million and $5.2 million, respectively, and a number of smaller catastrophe events. The favorable development within the Company’s specialty unit of $16.7 million was due to actual reported loss activity coming in better than expected.

Lloyd’s Segment

Gross premiums written for the Company’s Lloyd’s segment in the fourth quarter of 2010 were $8.6 million. The Company’s Lloyd’s segment generated an underwriting loss of $5.6 million and a combined ratio of 144.6% in the fourth quarter of 2010. Net claims and claim expenses for the fourth quarter of 2010 include $3.9 million of net claims and claim expenses related to the New Zealand earthquake. Operational expenses of $7.5 million principally include compensation and related operating expenses.

Insurance Segment

Insurance policies and quota-share reinsurance contracts previously written in connection with the Company’s Bermuda-based insurance operations not being sold as part of the Stock Purchase Agreement with QBE are included in the Company’s continuing operations and are reported in the Company’s Insurance segment. Although the Company is not actively underwriting new business in the Insurance segment, it may from time to time evaluate potential new business opportunities for its Insurance segment.

Gross premiums written for the Company’s Insurance segment decreased $9.4 million to $1.3 million in the fourth quarter of 2010, compared to $10.7 million in the fourth quarter of 2009, primarily as a result of the non-renewal of the previously in-force book of business written in the Insurance segment.

The Insurance segment incurred an underwriting loss of $10.6 million in the fourth quarter of 2010, compared to an underwriting loss of $7.8 million in the fourth quarter of 2009. The underwriting loss in the fourth quarter of 2010 was primarily driven by a decrease in net premiums earned as a result of ceded premiums written being fully earned in the period given the non-renewal of the previously in-force book of business, as noted above. The Insurance segment experienced $7.0 million of favorable development on prior year reserves in the fourth quarter of 2010 compared to $3.8 million of favorable development in the fourth quarter of 2009. The favorable development on prior year reserves in the fourth quarter of 2010 and 2009 was primarily due to actual paid and reported loss activity being more favorable to date than what was originally anticipated when setting the initial reserves.

Investments

Returns on the Company’s investment portfolio decreased in the fourth quarter of 2010, compared to the fourth quarter of 2009, primarily due to lower total returns in the Company’s fixed maturity investments portfolio and certain of the Company’s non-investment grade allocations, which the Company includes in other investments, and partially offset by higher returns in its hedge fund and private equity investments during the fourth quarter of 2010, compared to the fourth quarter of 2009. The Company’s total investment result, which includes the sum of net investment income, net realized and unrealized gains on fixed maturity investments and net other-than-temporary impairments was a loss of $18.8 million in the fourth quarter of 2010, compared to income of $47.5 million in the fourth quarter of 2009. The average yield on the fixed maturity and short term investment portfolio has increased to 2.1% at December 31, 2010 from 1.7% at September 30, 2010.

Net investment income was $52.5 million in the fourth quarter of 2010, compared to $59.3 million in the fourth quarter of 2009. The $6.8 million decrease in net investment income was principally driven by the lower absolute level of yields on the Company’s fixed maturity investments in the fourth quarter of 2010, compared to the fourth quarter of 2009, partially offset by tighter credit spreads, primarily in the Company’s investments in senior secured bank loan funds, and by an increase in net investment income from the Company’s hedge fund and private equity investments due to higher total returns. The Company’s hedge fund, private equity and other investments are accounted for at fair value with the change in fair value recorded in net investment income which included net unrealized gains of $36.5 million in the fourth quarter of 2010, compared to $17.1 million in the fourth quarter of 2009.

Net realized and unrealized losses on fixed maturity investments were $66.1 million in the fourth quarter of 2010, compared to net realized and unrealized gains on fixed maturity investments of $35.5 million in the fourth quarter of 2009, a decrease of $101.6 million. During the fourth quarter of 2009, the Company started designating, upon acquisition, certain fixed maturity investments as trading, rather than available for sale, and as a result, $89.1 million of net unrealized losses on these securities are recorded in net realized and unrealized gains on fixed maturity investments in the Company’s consolidated statements of operations in the fourth quarter of 2010 rather than in accumulated other comprehensive income in shareholders’ equity, compared to $10.8 million of net unrealized losses in the fourth quarter of 2009.

Other Items

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The Company’s equity in losses of other ventures decreased $9.9 million, to a loss of $10.4 million in the fourth quarter of 2010, compared to a loss of $0.5 million in the fourth quarter of 2009, primarily due to the Company’s equity in losses of Top Layer Re of $9.4 million during the fourth quarter of 2010, as a result of increased estimated ultimate net claims and claim expenses related to the New Zealand earthquake recorded by Top Layer Re.

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During the fourth quarter of 2010, the Company’s weather and energy risk management operations generated $15.2 million of income, compared to $12.3 million of income in the fourth quarter of 2009, due to favorable trading conditions.

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The Company generated $11.1 million in income from discontinued operations which is net of an after-tax loss of $9.5 million associated with the planned sale of substantially all of the Company’s U.S.-based insurance operations pursuant to the Stock Purchase Agreement, after considering transaction expenses. At December 31, 2010, the Company’s consolidated balance sheet reflects $872.1 million and $598.5 million of assets and liabilities of discontinued operations held for sale, respectively, substantially all of which will be transferred to QBE upon closing the transaction.

•	On December 20, 2010, the Company redeemed all of its issued and outstanding 7.30% Series B Preference Shares for $100.0 million plus accrued and unpaid dividends thereon.

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During the fourth quarter of 2010, the Company repurchased approximately 782 thousand common shares in open market transactions at an aggregate cost of $49.0 million and at an average share price of $62.74.

FULL YEAR 2010 HIGHLIGHTS

For the year ended December 31, 2010, the Company reported net income available to RenaissanceRe common shareholders of $702.6 million, or $12.31 per diluted common share, compared to $838.9 million, or $13.40 per diluted common share, in 2009. Operating income available to RenaissanceRe common shareholders was $536.4 million, or $9.32 per diluted common share, compared to $768.2 million, or $12.25 per diluted common share, in 2009. The Company reported a return on average common equity of 21.7% and an operating return on average common equity of 16.5% in 2010, compared to 30.2% and 27.6%, respectively, in 2009. See Comments on Regulation G for a reconciliation of non-GAAP measures.

Book value per common share was $62.58 at December 31, 2010, an increase of $10.90, or 21.1%, in 2010, compared to a 33.4% increase in 2009.

Underwriting Results

Gross premiums written for 2010 were $1,165.3 million, a decrease of $63.6 million, or 5.2%, from 2009. As described in more detail below, the decrease in gross premiums written was driven by decreases in the Company’s Reinsurance and Insurance segments of $87.2 million and $28.2 million, respectively, and partially offset by $66.2 million of gross premiums written in the Company’s Lloyd’s segment. The Company generated $474.6 million of underwriting income and had a combined ratio of 45.1% in 2010, compared to $695.2 million of underwriting income and a 21.2% combined ratio in 2009. The $220.6 million decrease in underwriting income and 23.9 percentage point increase in the combined ratio was driven by the comparably high level of insured catastrophes during 2010, compared to 2009, specifically the comparative impact of the 2010 earthquakes which resulted in $252.1 million of net underwriting losses, and increased the Company’s combined ratio by 32.0 percentage points in 2010.

The net negative impact from the 2010 earthquakes was $211.7 million and includes the sum of estimates of net claims and claim expenses incurred, earned reinstatement premiums assumed and ceded, lost profit commissions, redeemable noncontrolling interest, and for the New Zealand earthquake, equity in net claims and claim expenses of Top Layer Re. The following is supplemental financial data regarding the net financial statement impact on the Company’s consolidated results due to the 2010 earthquakes:

	Year ended December 31, 2010
(in thousands, except ratios)	New Zealand Earthquake	Chilean Earthquake	Total

Net claims and claim expenses incurred	$(135,292)	$(129,770)	$(265,062)

Net reinstatement premiums earned	2,532	25,508	28,040
Lost profit commissions	(9,730)	(5,372)	(15,102)

Net impact on underwriting result	(142,490)	(109,634)	(252,124)
Equity in losses of Top Layer Re	(23,940)	—	(23,940)
Redeemable noncontrolling interest - DaVinciRe	38,352	26,032	64,384

Net negative impact	$(128,078)	$(83,602)	$(211,680)

Percentage point impact on consolidated combined ratio	16.7	14.7	32.0

Net negative impact on Reinsurance segment underwriting result	$(137,283)	$(109,634)	$(246,917)
Net negative impact on Lloyd’s segment underwriting result	(5,207)	—	(5,207)

Net negative impact on underwriting result	$(142,490)	$(109,634)	$(252,124)

The Company experienced $302.1 million of favorable development on prior year reserves in 2010, compared to $266.2 million of favorable development in 2009, as discussed in more detail below.

Reinsurance Segment

Gross premiums written for the Company’s Reinsurance segment decreased $87.2 million, or 7.2%, to $1,123.6 million in 2010, compared to $1,210.8 million in 2009. Excluding the impact of $28.0 million of reinstatement premiums written in 2010 as a result of the 2010 earthquakes, the Company’s managed catastrophe premiums decreased $116.8 million in 2010, or 10.3%, compared to 2009, due to the continued softening of market conditions in catastrophe exposed lines of business in the United States, combined with the non-renewal of several large programs that did not meet the Company’s underwriting requirements. The Company’s managed specialty premiums increased $49.1 million in 2010, or 42.9%, compared to 2009, principally due to the inception of several new contracts providing financial and credit reinsurance, and the non-renewal and portfolio transfer out of a quota share program in mid-2009 that did not meet the Company’s expectations and was included as negative gross premiums written in 2009. The Company’s Reinsurance segment premiums are prone to significant volatility due to the timing of contract inception and also due to the business being characterized by a relatively small number of relatively large transactions.

The Reinsurance segment generated $517.0 million of underwriting income and had a combined ratio of 38.4% in 2010, compared to $719.2 million of underwriting income and a 15.4% combined ratio in 2009. The $202.1 million decrease in underwriting income was primarily due to a $238.0 million increase in current accident year net claims and claim expenses due to a comparably high level of insured catastrophes occurring in 2010 compared to 2009, specifically the comparative impact of the 2010 earthquakes noted above, which added $259.9 million in net claims and claim expenses and 32.6 percentage points to the Reinsurance segment’s combined ratio in 2010, and estimated ultimate claims and claims expenses related to tropical storm Tasha of $18.1 million.

The Reinsurance segment experienced $286.0 million of favorable development on prior year reserves in 2010, which includes $157.5 million related to the Company’s catastrophe reinsurance unit and $128.6 million related to the Company’s specialty reinsurance unit. The favorable development within the Company’s catastrophe reinsurance unit was due to reductions of $33.6 million to the estimated ultimate losses of mature, large, mainly international catastrophe events, combined with reductions in net ultimate losses associated with the 2005 Buncefield Oil Depot loss of $27.4 million, the 2005 hurricanes of $25.5 million, the 2008 hurricanes of $10.9 million, European windstorm Klaus of $8.0 million and the 2004 hurricanes of $8.1 million, with the remainder due to a reduction in ultimate losses on a large number of relatively small catastrophes. The favorable development within the Company’s specialty unit includes $31.4 million associated with actuarial assumption changes made in the first quarter of 2010, principally in the Company’s casualty clash and surety lines of business, and partially offset by an increase in reserves within the Company’s workers compensation per risk line of business, principally as a result of revised initial expected loss ratios and loss development factors due to actual experience coming in better than expected; $25.9 million due to a decrease in case reserves and additional case reserves, which are reserves established at the contract level for specific losses or large events; and reported losses coming in better than expected in 2010 on prior accident years events.

Lloyd’s Segment

Gross premiums written for the Company’s Lloyd’s segment in 2010 were $66.2 million, and include $34.1 million of specialty premiums, $17.4 million of insurance premiums and $14.7 million of property catastrophe premiums.

The Company’s Lloyd’s segment incurred an underwriting loss of $11.1 million and had a combined ratio of 122.1% in 2010. Net claims and claim expenses for 2010 are comprised primarily of incurred but not reported loss activity in the specialty and insurance lines of business and $5.2 million of net claims and claim expenses related to the New Zealand earthquake. Operational expenses of $24.8 million principally include compensation and related operating expenses.

Insurance Segment

Gross premiums written for the Company’s Insurance segment decreased $28.2 million to $2.6 million in 2010, compared to $30.7 million in 2009. The decrease in gross premiums written was primarily due to the non-renewal of the remaining in-force book of business previously written in the Insurance segment, combined with the portfolio transfer out of a catastrophe exposed homeowners personal lines property quota share contract during the second quarter 2009, which resulted in less gross premiums written in 2010. Gross premiums written in the Company’s Insurance segment can fluctuate significantly between quarters and between years based on several factors, including, without limitation, the timing of the inception or cessation of quota share reinsurance contracts, including whether or not the Company has portfolio transfers in, or portfolio transfers out, of quota share reinsurance contracts of in-force books of business. Although the Company is not actively underwriting new business in the Insurance segment, it may from time to time evaluate potential new business opportunities for the Insurance segment.

The Insurance segment incurred an underwriting loss of $31.4 million in 2010, compared to an underwriting loss of $24.0 million in 2009. The $7.4 million increase in underwriting loss was principally due to a $56.6 million decrease in net premiums earned, and partially offset by a $27.1 million decrease in net claims and claim expenses incurred and a $22.1 million decrease in underwriting expenses. The decrease in net premiums earned and underwriting expenses is due to the decrease in net premiums written, noted above, combined with ceded premiums written being fully earned during the year as a result of the non-renewal of the previously in-force book of business, noted above. The Insurance segment experienced $15.9 million of favorable development on prior year reserves in 2010, compared to $16.7 million of favorable development in 2009, primarily due to actual reported loss activity being more favorable to date than what was originally anticipated when setting the initial reserves.

Investments

Returns on the Company’s investment portfolio decreased in 2010, compared to 2009, primarily due to lower total returns in the fixed maturity investments portfolio, lower returns in certain of the Company’s non-investment grade allocations, which the Company includes in other investments, and partially offset by higher returns in the Company’s hedge fund and private equity investments. The Company’s total investment result, which includes the sum of net investment income, net realized and unrealized gains on fixed maturity investments and net other-than-temporary impairments was $320.9 million in 2010, compared to $432.1 million in 2009. The average yield on the fixed maturity and short term investment portfolio has declined to 2.1% at December 31, 2010, compared to 2.3%

at December 31, 2009, which the Company currently expects will result in lower net investment income in future periods based on the Company’s current portfolio.

Net investment income was $204.0 million in 2010, compared to $318.2 million in 2009. The $114.2 million decrease in net investment income was principally driven by a $106.1 million decrease from the Company’s other investments, primarily due to lower returns for the Company’s investments in senior secured bank loan funds due to a more moderate tightening of credit spreads during 2010, compared to 2009, combined with a $52.3 million decrease in net investment income from the Company’s fixed maturity investments due to lower yields during 2010, compared to 2009. Partially offsetting the decreases noted above, is net investment income from the Company’s hedge fund and private equity investments which increased $46.1 million, to $64.4 million, due to higher total returns, principally from the Company’s private equity investments. The Company’s hedge fund, private equity and other investments are accounted for at fair value with the change in fair value recorded in net investment income which included net unrealized gains of $57.5 million in 2010, compared to $88.5 million in 2009.

Net realized and unrealized gains on fixed maturity investments were $144.4 million in 2010, compared to $93.7 million in 2009, an increase of $50.8 million. During the fourth quarter of 2009, the Company started designating, upon acquisition, certain fixed maturity investments as trading, rather than available for sale, and as a result, $24.8 million of net unrealized gains on these securities are recorded in net realized and unrealized gains on fixed maturity investments in the Company’s consolidated statements of operations in 2010 rather than in accumulated other comprehensive income in shareholders’ equity, compared to net unrealized losses of $10.8 million in 2009.

Other Income

Other income was $41.1 million in 2010, compared to $1.8 million in 2009. The $39.3 million increase in other income is primarily the result of:

•	a $15.8 million gain on the sale of the Company’s interest in ChannelRe in the third quarter of 2010;

•

a $10.1 million positive mark-to-market on the Platinum Underwriters Holdings, Ltd. (“Platinum”) warrants, compared to $5.0 million in 2009, due to an increase in the common share price of Platinum during 2010;

•	a reduction in other losses associated with the Company’s weather-related and loss mitigation activities of $11.1 million in 2010;

•	a $37.8 million improvement in other income associated with the fair value of the assumed and ceded reinsurance contracts accounted for at fair value or as deposits; and partially offset by

•	a decrease of $29.0 million in other income from the Company’s weather and energy risk management operations due to overall less favorable trading conditions experienced in 2010, compared to 2009.

Other Items

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The Company’s equity in other ventures decreased $22.8 million, to a loss of $11.8 million in 2010, compared to earnings of $11.0 million in 2009, primarily due to the Company’s equity in losses of Top Layer Re of $12.1 million during 2010, as a result of Top Layer Re experiencing net claims and claim expenses related to the New Zealand earthquake.

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The Company generated an income tax benefit of $6.1 million in 2010, compared to income tax expense of $10.0 million in 2009, principally due to decreased profitability in the Company’s energy and weather risk management operations and higher interest expense associated with the Company’s U.S. operations.

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The Company generated $62.7 million in income from its discontinued operations which is net of an after-tax loss of $9.5 million associated with the planned sale of substantially all of the Company’s U.S.-based insurance operations pursuant to the Stock Purchase Agreement, after considering transaction expenses. The Company’s U.S.-based operations’ profits in 2010 were driven by $57.0 million of underwriting income which was mainly the result of the Company’s multi-peril crop insurance business.

•	During 2010, the Company repurchased approximately 8.2 million common shares in open market transactions at an aggregate cost of $460.4 million and at an average share price of $56.15.

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Subsequent to December 31, 2010 and through the period ending February 7, 2011, the Company has repurchased approximately 1.2 million common shares in open market transactions at an aggregate cost of $75.3 million and at an average share price of $64.21.

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On January 20, 2011, the Company sold its Platinum warrants for an aggregate of $47.9 million and expects to record a gain of $3.0 million in the first quarter of 2011 as a result of the sale. The warrants had provided the Company the right to purchase 2.5 million common shares from Platinum for $27.00 per share.

This Press Release includes certain non-GAAP financial measures including “operating income available to RenaissanceRe common shareholders”, “operating income available to RenaissanceRe common shareholders per common share – diluted”, “operating return on average common equity – annualized”, “managed catastrophe premiums” and “managed specialty premiums”. A reconciliation of such measures to the most comparable GAAP figures in accordance with Regulation G is presented in the attached supplemental financial data.

Please refer to the “Investor Information – Financial Reports – Financial Supplements” section of the Company’s website at www.renre.com for a copy of the Financial Supplement which includes additional information on the Company’s financial performance.

RenaissanceRe Holdings Ltd. will host a conference call on Wednesday, February 9, 2011 at 11:00 a.m. (ET) to discuss this release. Live broadcast of the conference call will be available through the “Investor Information – Company Webcasts” section of RenaissanceRe’s website at www.renre.com.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of three segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain property catastrophe and specialty joint ventures managed by the Company’s ventures unit, (2) Lloyd’s, which includes reinsurance and insurance business written through Syndicate 1458, and (3) Insurance, which principally includes the Company’s Bermuda-based insurance operations.

Cautionary Statement under “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this earnings release contain information about the Company’s future business prospects. These statements may be considered “forward-looking.” These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009 and its quarterly reports on Form 10-Q.

INVESTOR CONTACT:	MEDIA CONTACT:
Rohan Pai	Peter Hill or Dawn Dover
Director of Investor Relations	Kekst and Company
RenaissanceRe Holdings Ltd.	(212) 521-4800
(441) 295-4513

RenaissanceRe Holdings Ltd. and Subsidiaries

Summary Consolidated Statements of Operations

(in thousands of United States Dollars, except per share amounts)

(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Revenues

Gross premiums written	$31,201	$225	$1,165,295	$1,228,881

Net premiums written	$30,165	$(5,576)	$848,965	$838,333
Decrease in unearned premiums	159,577	201,675	15,956	43,871

Net premiums earned	189,742	196,099	864,921	882,204
Net investment income	52,503	59,299	203,955	318,179
Net foreign exchange losses	(4,646)	(862)	(17,126)	(13,623)
Equity in (losses) earnings of other ventures	(10,390)	(523)	(11,814)	10,976
Other income	26,032	6,166	41,120	1,798
Net realized and unrealized (losses) gains on fixed maturity investments	(66,149)	35,481	144,444	93,679

Total other-than-temporary impairments	—	(1,280)	(831)	(26,968)
Portion recognized in other comprehensive income, before taxes	—	—	2	4,518

Net other-than-temporary impairments	—	(1,280)	(829)	(22,450)

Total revenues	187,092	294,380	1,224,671	1,270,763

Expenses
Net claims and claim expenses incurred	(27,128)	(44,831)	129,345	(70,698)
Acquisition expenses	18,803	26,516	94,961	104,150
Operational expenses	45,882	43,712	166,042	153,552
Corporate expenses	4,744	4,893	20,136	12,658
Interest expense	6,303	3,027	21,829	15,111

Total expenses	48,604	33,317	432,313	214,773

Income from continuing operations before taxes	138,488	261,063	792,358	1,055,990
Income tax (expense) benefit	(196)	(2,228)	6,124	(10,031)

Income from continuing operations	138,292	258,835	798,482	1,045,959
Income from discontinued operations	11,108	12,187	62,670	6,700

Net income	149,400	271,022	861,152	1,052,659
Net income attributable to noncontrolling interests	(16,432)	(48,680)	(116,421)	(171,501)

Net income attributable to RenaissanceRe	132,968	222,342	744,731	881,158
Dividends on preference shares	(10,393)	(10,575)	(42,118)	(42,300)

Net income available to RenaissanceRe common shareholders	$122,575	$211,767	$702,613	$838,858

Operating income available to RenaissanceRe common shareholders per common share - diluted (1)	$3.47	$2.82	$9.32	$12.25

Income from continuing operations available to RenaissanceRe common shareholders per common share - basic	$2.04	$3.21	$11.28	$13.39
Income from discontinued operations available to RenaissanceRe common shareholders per common share - basic	0.21	0.20	1.14	0.11

Net income available to RenaissanceRe common shareholders per common share - basic	$2.25	$3.41	$12.42	$13.50

Income from continuing operations available to RenaissanceRe common shareholders per common share - diluted	$2.02	$3.18	$11.18	$13.29
Income from discontinued operations available to RenaissanceRe common shareholders per common share - diluted	0.21	0.20	1.13	0.11

Net income available to RenaissanceRe common shareholders per common share - diluted	$2.23	$3.38	$12.31	$13.40

Average shares outstanding - basic	53,166	60,604	55,145	60,775
Average shares outstanding - diluted	53,667	61,161	55,641	61,210

Net claims and claim expense ratio	(14.3%)	(22.9%)	15.0%	(8.0%)
Expense ratio	34.1%	35.9%	30.1%	29.2%

Combined ratio	19.8%	13.0%	45.1%	21.2%

Operating return on average common equity - annualized (1)	22.5%	22.7%	16.5%	27.6%

(1)	See Comments on Regulation G for a reconciliation of non-GAAP financial measures.

RenaissanceRe Holdings Ltd. and Subsidiaries

Summary Consolidated Balance Sheets

(in thousands of United States Dollars, except per share amounts)

	At
	December 31, 2010	December 31, 2009

Assets
Fixed maturity investments trading, at fair value	$3,871,780	$696,894
Fixed maturity investments available for sale, at fair value	244,917	3,420,001

Total fixed maturity investments, at fair value	4,116,697	4,116,895
Short term investments, at fair value	1,110,364	943,051
Other investments, at fair value	787,548	858,026
Investments in other ventures, under equity method	85,603	97,287

Total investments	6,100,212	6,015,259
Cash and cash equivalents	277,738	203,112
Premiums receivable	322,080	323,672
Prepaid reinsurance premiums	60,643	76,096
Reinsurance recoverable	101,711	84,099
Accrued investment income	34,560	30,529
Deferred acquisition costs	35,648	39,068
Receivable for investments sold	99,226	7,431
Other secured assets	14,250	27,730
Other assets	205,373	172,703
Goodwill and other intangibles	14,690	15,306
Assets of discontinued operations held for sale	872,147	931,207

Total assets	$8,138,278	$7,926,212

Liabilities, Noncontrolling Interests and Shareholders’ Equity
Liabilities
Reserve for claims and claim expenses	$1,257,843	$1,344,433
Unearned premiums	286,183	317,592
Debt	549,155	300,000
Reinsurance balances payable	318,024	384,361
Payable for investments purchased	195,383	59,236
Other secured liabilities	14,000	27,500
Other liabilities	222,310	200,016
Liabilities of discontinued operations held for sale	598,511	665,641

Total liabilities	3,441,409	3,298,779

Redeemable noncontrolling interest - DaVinciRe	757,655	786,647

Shareholders’ Equity
Preference shares	550,000	650,000
Common shares	54,110	61,745
Accumulated other comprehensive income	19,823	41,438
Retained earnings	3,312,392	3,087,603

Total shareholders’ equity attributable to RenaissanceRe	3,936,325	3,840,786
Noncontrolling interest	2,889	—

Total shareholders’ equity	3,939,214	3,840,786

Total liabilities, noncontrolling interests and shareholders’ equity	$8,138,278	$7,926,212

Book value per common share	$62.58	$51.68

Common shares outstanding	54,110	61,745

RenaissanceRe Holdings Ltd. and Subsidiaries

Supplemental Financial Data - Segment Information

(in thousands of United States Dollars) (Unaudited)

	Three months ended December 31, 2010
	Reinsurance	Lloyd’s	Insurance	Eliminations (1)	Other	Total

Gross premiums written	$17,940	$8,582	$1,309	$3,370	$—	$31,201

Net premiums written	$15,752	$9,067	$5,346		—	$30,165

Net premiums earned	$192,441	$12,624	$(15,323)		—	$189,742
Net claims and claim expenses incurred	(27,291)	7,650	(7,487)		—	(27,128)
Acquisition expenses	14,890	3,102	811		—	18,803
Operational expenses	36,467	7,504	1,911		—	45,882

Underwriting income (loss)	$168,375	$(5,632)	$(10,558)		—	152,185

Net investment income					52,503	52,503
Net foreign exchange losses					(4,646)	(4,646)
Equity in losses of other ventures					(10,390)	(10,390)
Other income					26,032	26,032
Net realized and unrealized losses on fixed maturity investments					(66,149)	(66,149)
Corporate expenses					(4,744)	(4,744)
Interest expense					(6,303)	(6,303)

Income from continuing operations before taxes						138,488
Income tax expense					(196)	(196)
Income from discontinued operations					11,108	11,108
Net income attributable to noncontrolling interests					(16,432)	(16,432)
Dividends on preference shares					(10,393)	(10,393)

Net income available to RenaissanceRe common shareholders						$122,575

Net claims and claim expenses incurred - current accident year	$38,420	$7,671	$(523)			$45,568
Net claims and claim expenses incurred - prior accident years	(65,711)	(21)	(6,964)			(72,696)

Net claims and claim expenses incurred - total	$(27,291)	$7,650	$(7,487)			$(27,128)

Net claims and claim expense ratio - current accident year	20.0%	60.8%	NMF (2)			24.0%
Net claims and claim expense ratio - prior accident years	(34.2%)	(0.2%)	NMF (2)			(38.3%)

Net claims and claim expense ratio - calendar year	(14.2%)	60.6%	NMF (2)			(14.3%)
Underwriting expense ratio	26.7%	84.0%	NMF (2)			34.1%

Combined ratio	12.5%	144.6%	NMF (2)			19.8%

(1)	Represents $0.7 million and $2.7 million of gross premiums ceded from the Insurance segment to the Reinsurance segment and from the Insurance segment to the Lloyd’s segment, respectively.
(2)	Not a meaningful figure (“NMF”) due to negative net premiums earned.

	Three months ended December 31, 2009
	Reinsurance	Insurance	Eliminations (1)	Other	Total

Gross premiums written	$(10,240)	$10,737	$(272)	$—	$225

Net premiums written	$(13,947)	$8,371		—	$(5,576)

Net premiums earned	$193,582	$2,517		—	$196,099
Net claims and claim expenses incurred	(47,507)	2,676		—	(44,831)
Acquisition expenses	21,527	4,989		—	26,516
Operational expenses	41,063	2,649		—	43,712

Underwriting income (loss)	$178,499	$(7,797)		—	170,702

Net investment income				59,299	59,299
Net foreign exchange losses				(862)	(862)
Equity in losses of other ventures				(523)	(523)
Other income				6,166	6,166
Net realized and unrealized gains on fixed maturity investments				35,481	35,481
Net other-than-temporary impairments				(1,280)	(1,280)
Corporate expenses				(4,893)	(4,893)
Interest expense				(3,027)	(3,027)

Income from continuing operations before taxes					261,063
Income tax expense				(2,228)	(2,228)
Income from discontinued operations				12,187	12,187
Net income attributable to redeemable noncontrolling interest - DaVinciRe				(48,680)	(48,680)
Dividends on preference shares				(10,575)	(10,575)

Net income available to RenaissanceRe common shareholders					$211,767

Net claims and claim expenses incurred - current accident year	$18,232	$6,427			$24,659
Net claims and claim expenses incurred - prior accident years	(65,739)	(3,751)			(69,490)

Net claims and claim expenses incurred - total	$(47,507)	$2,676			$(44,831)

Net claims and claim expense ratio - current accident year	9.4%	255.3%			12.6%
Net claims and claim expense ratio - prior accident years	(33.9%)	(149.0%)			(35.5%)

Net claims and claim expense ratio - calendar year	(24.5%)	106.3%			(22.9%)
Underwriting expense ratio	32.3%	303.5%			35.9%

Combined ratio	7.8%	409.8%			13.0%

(1)	Represents gross premiums ceded from the Insurance segment to the Reinsurance segment.

RenaissanceRe Holdings Ltd. and Subsidiaries

Supplemental Financial Data - Segment Information (cont’d.)

(in thousands of United States Dollars) (Unaudited)

	Twelve months ended December 31, 2010
	Reinsurance	Lloyd’s	Insurance	Eliminations (1)	Other	Total

Gross premiums written	$1,123,619	$66,209	$2,585	$(27,118)	$—	$1,165,295

Net premiums written	$809,719	$61,189	$(21,943)		—	$848,965

Net premiums earned	$838,790	$50,204	$(24,073)		—	$864,921
Net claims and claim expenses incurred	113,804	25,676	(10,135)		—	129,345
Acquisition expenses	77,954	10,784	6,223		—	94,961
Operational expenses	129,990	24,837	11,215		—	166,042

Underwriting income (loss)	$517,042	$(11,093)	$(31,376)		—	474,573

Net investment income					203,955	203,955
Net foreign exchange losses					(17,126)	(17,126)
Equity in losses of other ventures					(11,814)	(11,814)
Other income					41,120	41,120
Net realized and unrealized gains on fixed maturity investments					144,444	144,444
Net other-than-temporary impairments					(829)	(829)
Corporate expenses					(20,136)	(20,136)
Interest expense					(21,829)	(21,829)

Income from continuing operations before taxes						792,358
Income tax benefit					6,124	6,124
Income from discontinued operations					62,670	62,670
Net income attributable to noncontrolling interests					(116,421)	(116,421)
Dividends on preference shares					(42,118)	(42,118)

Net income available to RenaissanceRe common shareholders						$702,613

Net claims and claim expenses incurred - current accident year	$399,823	$25,873	$5,780			$431,476
Net claims and claim expenses incurred - prior accident years	(286,019)	(197)	(15,915)			(302,131)

Net claims and claim expenses incurred - total	$113,804	$25,676	$(10,135)			$129,345

Net claims and claim expense ratio - current accident year	47.7%	51.5%	NMF (2)			49.9%
Net claims and claim expense ratio - prior accident years	(34.1%)	(0.4%)	NMF (2)			(34.9%)

Net claims and claim expense ratio - calendar year	13.6%	51.1%	NMF (2)			15.0%
Underwriting expense ratio	24.8%	71.0%	NMF (2)			30.1%

Combined ratio	38.4%	122.1%	NMF (2)			45.1%

(1)	Represents $9.5 million, $17.4 million and $0.2 million of gross premiums ceded from the Insurance segment to the Reinsurance segment, from the Insurance segment to the Lloyd’s segment and from the Reinsurance segment to the Lloyd’s segment, respectively.
(2)	Not a meaningful figure (“NMF”) due to negative net premiums earned.

	Twelve months ended December 31, 2009
	Reinsurance	Insurance	Eliminations (1)	Other	Total

Gross premiums written	$1,210,795	$30,736	$(12,650)	$—	$1,228,881

Net premiums written	$839,023	$(690)		—	$838,333

Net premiums earned	$849,725	$32,479		—	$882,204
Net claims and claim expenses incurred	(87,639)	16,941		—	(70,698)
Acquisition expenses	78,848	25,302		—	104,150
Operational expenses	139,328	14,224		—	153,552

Underwriting income (loss)	$719,188	$(23,988)		—	695,200

Net investment income				318,179	318,179
Net foreign exchange losses				(13,623)	(13,623)
Equity in earnings of other ventures				10,976	10,976
Other income				1,798	1,798
Net realized and unrealized gains on fixed maturity investments				93,679	93,679
Net other-than-temporary impairments				(22,450)	(22,450)
Corporate expenses				(12,658)	(12,658)
Interest expense				(15,111)	(15,111)

Income from continuing operations before taxes					1,055,990
Income tax expense				(10,031)	(10,031)
Income from discontinued operations				6,700	6,700
Net income attributable to redeemable noncontrolling interest - DaVinciRe				(171,501)	(171,501)
Dividends on preference shares				(42,300)	(42,300)

Net income available to RenaissanceRe common shareholders					$838,858

Net claims and claim expenses incurred - current accident year	$161,868	$33,650			$195,518
Net claims and claim expenses incurred - prior accident years	(249,507)	(16,709)			(266,216)

Net claims and claim expenses incurred - total	$(87,639)	$16,941			$(70,698)

Net claims and claim expense ratio - current accident year	19.0%	103.6%			22.2%
Net claims and claim expense ratio - prior accident years	(29.3%)	(51.4%)			(30.2%)

Net claims and claim expense ratio - calendar year	(10.3%)	52.2%			(8.0%)
Underwriting expense ratio	25.7%	121.7%			29.2%

Combined ratio	15.4%	173.9%			21.2%

(1)	Represents gross premiums ceded from the Insurance segment to the Reinsurance segment.

RenaissanceRe Holdings Ltd. and Subsidiaries

Supplemental Financial Data - Gross Premiums Written and Managed Premiums Analysis

(in thousands of United States Dollars)

(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Reinsurance segment

Renaissance catastrophe premiums	$(3,273)	$(17,184)	$630,080	$706,947
Renaissance specialty premiums	25,647	21,037	126,848	111,889

Total Renaissance premiums	22,374	3,853	756,928	818,836

DaVinci catastrophe premiums	(4,434)	(14,093)	364,153	389,502
DaVinci specialty premiums	—	—	2,538	2,457

Total DaVinci premiums	(4,434)	(14,093)	366,691	391,959

Total catastrophe unit premiums	(7,707)	(31,277)	994,233	1,096,449
Total specialty unit premiums	25,647	21,037	129,386	114,346

Total Reinsurance segment gross premiums written	$17,940	$(10,240)	$1,123,619	$1,210,795

Lloyd’s segment

Specialty	$10,983	$—	$34,065	$—
Insurance	(2,710)	—	17,420	—
Catastrophe	309	—	14,724	—

Total Lloyd’s segment gross premiums written	$8,582	$—	$66,209	$—

Insurance Segment

Commercial property	$926	$6,758	$2,093	$19,529
Personal lines property	383	3,281	492	11,798
Commercial multi-line	—	698	—	(591)

Total Insurance segment gross premiums written	$1,309	$10,737	$2,585	$30,736

	Three months ended		Twelve months ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Managed Premiums (1)

Total catastrophe unit gross premiums written	$(7,707)	$(31,277)	$994,233	$1,096,449
Catastrophe premiums written on behalf of our joint venture, Top Layer Re (2)	2,507	2,432	47,546	51,974
Catastrophe premiums written in the Lloyd’s segment	309	—	14,724	—
Catastrophe premiums assumed from the Insurance segment	660	(272)	(9,481)	(12,650)

Total managed catastrophe premiums (1)	$(4,231)	$(29,117)	$1,047,022	$1,135,773

Total specialty unit gross premiums written	$25,647	$21,037	$129,386	$114,346
Specialty premiums written in the Lloyd’s unit	10,983	—	34,065	—

Total managed specialty premiums (1)	$36,630	$21,037	$163,451	$114,346

(1)	See Comments on Regulation G for a reconciliation of non-GAAP financial measures.
(2)	Top Layer Re is accounted for under the equity method of accounting.

RenaissanceRe Holdings Ltd. and Subsidiaries

Supplemental Financial Data - Total Investment Result

(in thousands of United States Dollars)

(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Fixed maturity investments	$16,087	$37,270	$108,195	$160,476
Short term investments	515	549	2,318	4,139
Other investments
Hedge funds and private equity investments	31,204	10,183	64,419	18,279
Other	7,292	14,058	39,305	145,367
Cash and cash equivalents	120	16	277	600

	55,218	62,076	214,514	328,861

Investment expenses	(2,715)	(2,777)	(10,559)	(10,682)

Net investment income	52,503	59,299	203,955	318,179

Gross realized gains	30,254	51,943	138,814	143,173
Gross realized losses	(7,267)	(5,623)	(19,147)	(38,655)

Net realized gains on fixed maturity investments	22,987	46,320	119,667	104,518

Net unrealized (losses) gains on fixed maturity investments, trading	(89,136)	(10,839)	24,777	(10,839)

Net realized and unrealized (losses) gains on fixed maturity investments	(66,149)	35,481	144,444	93,679

Total other-than-temporary impairments	—	(1,280)	(831)	(26,968)
Portion recognized in other comprehensive income, before taxes	—	—	2	4,518

Net other-than-temporary impairments	—	(1,280)	(829)	(22,450)

Net unrealized losses on fixed maturity investment available for sale	(5,138)	(46,004)	(26,646)	(33,880)
FAS 115-2 cumulative effect adjustment (1)	—	—	—	76,615

Net change in net unrealized holding gains on fixed maturity investments available for sale	(5,138)	(46,004)	(26,646)	42,735

Total investment result	$(18,784)	$47,496	$320,924	$432,143

(1)	Cumulative effect adjustment to opening retained earnings as of April 1, 2009, related to the recognition and presentation of other-than-temporary impairments, as required by FASB ASC Topic Investments - Debt and Equity Securities.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures in this Press Release within the meaning of Regulation G. The Company has provided these financial measurements in previous investor communications and the Company’s management believes that these measurements are important to investors and other interested persons, and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for the comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP measures in assessing the Company’s overall financial performance.

The Company uses “operating income available to RenaissanceRe common shareholders” as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its corporate performance. “Operating income available to RenaissanceRe common shareholders” as used herein differs from “net income available to RenaissanceRe common shareholders,” which the Company believes is the most directly comparable GAAP measure, by the exclusion of net realized and unrealized gains and losses on fixed maturity investments from continuing and discontinued operations, net other-than-temporary impairments from continuing and discontinued operations, and in the third quarter of 2010, the gain on the sale of the Company’s ownership interest in ChannelRe. The Company’s management believes that “operating income available to RenaissanceRe common shareholders” is useful to investors because it more accurately measures and predicts the Company’s results of operations by removing the variability arising from fluctuations in the Company’s fixed maturity investment portfolio and the gain associated with the sale of the Company’s ownership interest in ChannelRe. The Company also uses “operating income available to RenaissanceRe common shareholders” to calculate “operating income available to RenaissanceRe common shareholders per common share – diluted” and “operating return on average common equity – annualized”. The following is a reconciliation of: 1) net income available to RenaissanceRe common shareholders to operating income available to RenaissanceRe common shareholders; 2) net income available to RenaissanceRe common shareholders per common share – diluted to operating income available to RenaissanceRe common shareholders per common share – diluted; and 3) return on average common equity – annualized to operating return on average common equity – annualized:

	Three months ended		Twelve months ended
(in thousands of United States dollars, except for per share amounts)	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net income available to RenaissanceRe common shareholders	$122,575	$211,767	$702,613	$838,858
Adjustment for net realized and unrealized losses (gains) on fixed maturity investments of continuing operations	66,149	(35,481)	(144,444)	(93,679)
Adjustment for net other-than-temporary impairments of continuing operations	—	1,280	829	22,450
Adjustment for net realized and unrealized losses (gains) on fixed maturity investments and net other-than-temporary impairments of discontinued operations	353	128	(6,769)	548
Adjustment for gain on sale of ChannelRe	—	—	(15,835)	—

Operating income available to RenaissanceRe common shareholders	$189,077	$177,694	$536,394	$768,177

Net income available to RenaissanceRe common shareholders per common share - diluted	$2.23	$3.38	$12.31	$13.40
Adjustment for net realized and unrealized losses (gains) on fixed maturity investments of continuing operations	1.23	(0.58)	(2.60)	(1.53)
Adjustment for net other-than-temporary impairments of continuing operations	—	0.02	0.02	0.37
Adjustment for net realized and unrealized losses (gains) on fixed maturity investments and net other-than-temporary impairments of discontinued operations	0.01	—	(0.12)	0.01
Adjustment for gain on sale of ChannelRe	—	—	(0.29)	—

Operating income available to RenaissanceRe common shareholders per common share - diluted	$3.47	$2.82	$9.32	$12.25

Return on average common equity - annualized	14.6%	27.1%	21.7%	30.2%
Adjustment for net realized and unrealized losses (gains) on fixed maturity investments of continuing operations	7.9%	(4.6%)	(4.5%)	(3.5%)
Adjustment for net other-than-temporary impairments of continuing operations	—	0.2%	—	0.8%
Adjustment for net realized and unrealized losses (gains) on fixed maturity investments and net other-than-temporary impairments of discontinued operations	—	—	(0.2%)	0.1%
Adjustment for gain on sale of ChannelRe	—	—	(0.5%)	—

Operating return on average common equity - annualized	22.5%	22.7%	16.5%	27.6%

The Company has also included in this Press Release “managed catastrophe premiums” and “managed specialty premiums”. “Managed catastrophe premiums” is defined as gross catastrophe premiums written by Renaissance Reinsurance and its related joint ventures, excluding catastrophe premiums assumed from the Company’s Insurance segment. “Managed catastrophe premiums” differs from total catastrophe unit premiums, which the Company believes is the most directly comparable GAAP measure, due to the inclusion of catastrophe premiums written on behalf of the Company’s joint venture Top Layer Re, which is accounted for under the equity method of accounting, the inclusion of catastrophe premiums written on behalf of the Company’s Lloyd’s segment, and the exclusion of catastrophe premiums assumed from the Company’s Insurance segment. “Managed specialty premiums” is defined as gross specialty premiums written by Renaissance Reinsurance, DaVinci and the Company’s Lloyd’s segment. “Managed specialty premiums” differs from total specialty unit premiums, which the Company believes is the most directly comparable GAAP measure, due to the inclusion of specialty premiums written on behalf of the Company’s Lloyd’s segment. The Company’s management believes “managed catastrophe premiums” and “managed specialty premiums” are useful to investors and other interested parties because they provide a measure of total catastrophe and specialty premiums, as applicable, assumed by the Company through its consolidated subsidiaries and related joint ventures.